NEWS RELEASE

FOR IMMEDIATE RELEASE

VITAL SIGNS ANNOUNCES LETTERS OF INTENT TO ACQUIRE
COMPANIES TO SELL CPAP DEVICES TO THE PATIENT

TOTOWA, N.J., January 8, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced the signing of two letters of intent by its subsidiary, Sleep Services of America, Inc. (SSA), one for the acquisition of a CPAP dealer located in the Mid-Atlantic region, and the second for the acquisition of a sleep lab company in the Southeast. Both focus on providing CPAP devices directly to patients for treatment of obstructive sleep apnea. Both companies have contracts with a number of insurance providers to provide CPAP therapy. Each of these proposed acquisitions are intended to provide current and future clients of SSA with the opportunity to implement a more comprehensive patient focused care delivery model. This should add convenience for the patient and provide an improved method to achieve better patient compliance with the medically necessary CPAP therapy.

SSA is often the first contact point for sleep apnea sufferers. SSA’s employees are experts in fitting the face mask and training the patient to use CPAP. Obstructive sleep apnea is treated primarily through the use of CPAP (continuous positive airway pressure) devices. Vital Signs subsidiary, Breas Medical AB, is a manufacturer of CPAP devices, and these devices will be available to the patients together with those of other manufacturers.

“We are pleased and excited that we have taken these milestone steps in executing our sleep strategy,” commented John Mathias II, SSA’s President. “While significant issues remain to be addressed prior to being able to close on either of these transactions, and integration and execution of our strategy will be challenging, we are confident that we are moving in the right direction. Due diligence has not been completed and, for that reason, a firm purchase price has not been calculated or agreed to for either transaction. The current estimate for the combined purchase price of both transactions is within the range of $13 to $15 million, payable in cash.”

Vital Signs owns 70% of SSA, with the Johns Hopkins Health System owning the balance. Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, interventional cardiology/radiology and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products. In 2006 Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

All statements in this press release (including statements statement regarding the potential acquisitions, the likelihood of closing the transactions and potential new sales opportunities) other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including issues uncovered in due diligence, difficulties that arise in negotiating definitive transaction documents, the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30th, 2006.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or William Craig, Chief Financial Officer (973) 790-1330 http://www.vital-signs.com